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CUSIP NO. 15100K201                   13G                    PAGE 1  OF 11 PAGES
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5 )*

                               Celeris Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15100K201
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages
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CUSIP NO. 15100K201                   13G                    PAGE 2  OF 11 PAGES
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ITEM 1(A).    NAME OF ISSUER:
              --------------
              Celeris Corporation (f/k/a Summit Medical Systems, Inc.).

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------
              1801 West End Avenue, Suite 750, Nashville, TN 37203.

ITEM 2(A).    NAME OF PERSONS FILING:
              ----------------------
              Catalyst Ventures, Limited Partnership ("Catalyst"), New Enterprise Associates VI, Limited Partnership ("NEA VI") (collectively, the "Funds"); NEA Partners VI, Limited Partnership ("NEA Partners VI"), which is the sole general partner of NEA VI; Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), John M. Nehra ("Nehra"), and Charles W. Newhall III ("Newhall") (the "General Partners"). Nehra is a general partner of Catalyst. Barris, Dorman, Kase, Kramlich, Marks, McConnell, Nehra and Newhall are individual general partners of NEA Partners VI. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              The address of the principal business office of Catalyst, NEA VI, NEA Partners VI, Dorman, Marks, Nehra, and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, 11911 Freedom Drive, One Fountain Square, Suite 580, Reston, Virginia 20190.

ITEM 4.       OWNERSHIP.
              ---------
              (a) Amount Beneficially Owned: Catalyst is the record owner of 419,026 shares as of December 31, 2000 (the "Catalyst Shares"). Nehra is the record owner of 559 shares as of December 31, 2000, and he holds options to purchase 32,112 shares, which options are exercisable within 60 days after December 31, 2000 (the "Option Shares"). As an individual general partner of Catalyst, Nehra may be deemed to own beneficially the Catalyst Shares, the 559 shares and the Option Shares, for a total of 451,197 shares.

NEA VI, AND NEA PARTNERS VI AND EACH OF THE GENERAL PARTNERS EXCEPT NEHRA HAVE CEASED TO OWN BENEFICIALLY MORE THAN (5%) OF THE OUTSTANDING COMMON STOCK OF CELERIS CORPORATION.

              (b) Percent of Class: Catalyst: 12.8%. Nehra: 13.6%. The foregoing percentages are calculated based on the 3,279,000 shares of Common Stock reported to be outstanding as of January 5, 2001, as adjusted pursuant to Rule 13d-3(d)(1).

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person other than Nehra. 32,671 shares for Nehra.

                     (ii) shared power to vote or to direct the vote: 419,026 shares for Catalyst. 419,026 shares for Nehra.

                               Page 2 of 11 pages
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CUSIP NO. 15100K201                   13G                    PAGE 3  OF 11 PAGES
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                     (iii)   sole power to dispose or to direct the disposition
                             of: 0 shares for each Reporting Person other than Nehra. 32,671 shares for Nehra.

                     (iv) shared power to dispose or to direct the disposition of: 419,026 shares for Catalyst. 419,026 shares for Nehra

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for those shares, if any, such Reporting Person holds of record.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              --------------------------------------------
              Not applicable.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 11, 2000 AND
------------------------------------------------------------------------------
FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF
----------------------------------------------------------------------------
CELERIS CORPORATION (F/K/A SUMMIT MEDICAL SYSTEMS, INC.) REMAIN UNCHANGED.
--------------------------------------------------------------------------






                               Page 3 of 11 pages
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CUSIP NO. 15100K201                   13G                    PAGE 4  OF 11 PAGES
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                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 12th, 2001


CATALYST VENTURES, LIMITED PARTNERSHIP


By:                *
     ----------------------------
     John M. Nehra
     General Partner

NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP

By:  NEA Partners VI, Limited Partnership

     By            *
        -------------------------
        Charles W. Newhall III
        General Partner

NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                *
     ----------------------------
     Charles W. Newhall III
     General Partner

                   *
---------------------------------
Peter J. Barris

                   *
---------------------------------
Ronald Kase

                   *
---------------------------------
C. Richard Kramlich

                   *
---------------------------------
Arthur J. Marks

                   *
---------------------------------
Thomas C. McConnell

                               Page 4 of 11 pages
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CUSIP NO. 15100K201                   13G                    PAGE 5  OF 11 PAGES
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                   *
---------------------------------
John M. Nehra

                   *
---------------------------------
Charles W. Newhall III


                                               */s/ Nancy L. Dorman
                                               ---------------------------------
                                               Nancy L. Dorman
                                               on her own behalf and as
                                               Attorney-in-Fact


--------------------------------------------------------------------------------

*This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of
  Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference.


                               Page 5 of 11 pages
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CUSIP NO. 15100K201                   13G                    PAGE 6  OF 11 PAGES
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                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

        Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Celeris Corporation.

        EXECUTED this 12th day of February, 2001.


CATALYST VENTURES, LIMITED PARTNERSHIP

By:                *
     ----------------------------
     John M. Nehra
     General Partner

NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP

By:  NEA Partners VI, Limited Partnership

By:                *
     ----------------------------
     Charles W. Newhall III,
     General Partner

NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                *
     ----------------------------
     Charles W. Newhall III
     General Partner

                   *
---------------------------------
Peter J. Barris

                   *
---------------------------------
Ronald Kase

                   *
---------------------------------
C. Richard Kramlich

                   *
---------------------------------
Arthur J. Marks

                               Page 6 of 11 pages
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CUSIP NO. 15100K201                   13G                    PAGE 7  OF 11 PAGES
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                   *
---------------------------------
Thomas C. McConnell

                   *
---------------------------------
John M. Nehra

                   *
---------------------------------
Charles W. Newhall III



                                               * /s/ Nancy L. Dorman
                                                 -------------------------------
                                                 Nancy L. Dorman
                                                 on her own behalf and as
                                                 Attorney-in-Fact

--------------------------------------------------------------------------------

*This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference.


                               Page 7 of 11 pages
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CUSIP NO. 15100K201                   13G                    PAGE 8  OF 11 PAGES
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                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.

                                               /s/ Raymond L. Bank
                                               ---------------------------------
                                               Raymond L. Bank

                                               /s/ Thomas R. Baruch
                                               ---------------------------------
                                               Thomas R. Baruch

                                               /s/ Cornelius C. Bond, Jr.
                                               ---------------------------------
                                               Cornelius C. Bond, Jr.

                                               /s/ Frank A. Bonsal, Jr.
                                               ---------------------------------
                                               Frank A. Bonsal, Jr.

                                               /s/ James A. Cole
                                               ---------------------------------
                                               James A. Cole

                                               /s/ Nancy L. Dorman
                                               ---------------------------------
                                               Nancy L. Dorman

                                               /s/ Neal M. Douglas
                                               ---------------------------------
                                               Neal M. Douglas

                               Page 8 of 11 pages
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CUSIP NO. 15100K201                   13G                    PAGE 9  OF 11 PAGES
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                                               /s/ John W. Glynn, Jr.
                                               ---------------------------------
                                               John W. Glynn, Jr.

                                               /s/ Curran W. Harvey
                                               ---------------------------------
                                               Curran W. Harvey

                                               /s/ Ronald Kase
                                               ---------------------------------
                                               Ronald Kase

                                               /s/ C. Richard Kramlich
                                               ---------------------------------
                                               C. Richard Kramlich

                                               /s/ Robert F. Kuhling
                                               ---------------------------------
                                               Robert F. Kuhling

                                               /s/ Arthur J. Marks
                                               ---------------------------------
                                               Arthur J. Marks

                                               /s/ Thomas C. McConnell
                                               ---------------------------------
                                               Thomas C. McConnell

                                               /s/ Donald L. Murfin
                                               ---------------------------------
                                               Donald L. Murfin

                                               /s/ H. Leland Murphy
                                               ---------------------------------
                                               H. Leland Murphy

                                               /s/ John M. Nehra
                                               ---------------------------------
                                               John M. Nehra

                                               /s/ Charles W. Newhall III
                                               ---------------------------------
                                               Charles W. Newhall III

                                               /s/ Terry L. Opdendyk
                                               ---------------------------------
                                               Terry L. Opdendyk

                               Page 9 of 11 pages

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CUSIP NO. 15100K201                   13G                    PAGE 10 OF 11 PAGES
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                                               /s/ Barbara J. Perrier
                                               ---------------------------------
                                               Barbara J. Perrier

                                               /s/ C. Vincent Prothro
                                               ---------------------------------
                                               C. Vincent Prothro

                                               /s/ C. Woodrow Rea, Jr.
                                               ---------------------------------
                                               C. Woodrow Rea, Jr.

                                               /s/ Howard D. Wolfe, Jr.
                                               ---------------------------------
                                               Howard D. Wolfe, Jr.

                                               /s/ Nora M. Zietz
                                               ---------------------------------
                                               Nora M. Zietz

                               Page 10 of 11 pages

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CUSIP NO. 15100K201                   13G                    PAGE 11 OF 11 PAGES
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                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                               /s/ Peter J. Barris
                                               ---------------------------------
                                               Peter J. Barris

                                               /s/ Debra E. King
                                               ---------------------------------
                                               Debra E. King

                                               /s/ Peter T. Morris
                                               ---------------------------------
                                               Peter. T. Morris

                                               /s/ Hugh Y. Rienhoff, Jr.
                                               ---------------------------------
                                               Hugh Y. Rienhoff, Jr.

                                               /s/ Alexander Slusky
                                               ---------------------------------
                                               Alexander Slusky

                                               /s/ Louis B. Van Dyck
                                               ---------------------------------
                                               Louis B. Van Dyck

                               Page 11 of 11 pages